UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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☐	Soliciting Material under Section 240.14a-12

SENSIENT TECHNOLOGIES CORPORATION

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SENSIENT FILES DEFINITIVE PROXY MATERIALS AND SENDS LETTER TO SHAREHOLDERS

Recommends Shareholders Support Sensient’s Highly Qualified Board Members

MILWAUKEE – March 17, 2014 – Sensient Technologies Corporation (NYSE: SXT) announced today that it filed definitive proxy materials with the Securities and Exchange Commission (the “SEC”) in connection with its 2014 Annual Meeting of Shareholders, to be held on April 24, 2014.

The Board also sent a letter to shareholders and recommends that shareholders vote FOR the election of Sensient’s highly qualified nominees on the WHITE proxy card.

Included below is the full text of the letter to Sensient shareholders:

SUPPORT SENSIENT’S CLEAR STRATEGY TO CREATE
 SUSTAINABLE, LONG-TERM SHAREHOLDER VALUE

PLEASE VOTE THE WHITE PROXY CARD TODAY

March 17, 2014

Dear Fellow Shareholder:

Your Board and management team are executing a clear strategy to create sustainable long-term shareholder value.  Across our businesses we are investing in higher-margin, value-added products that leverage our ability to deliver innovative new solutions for our customers.  At the same time, we are effectively managing our costs to drive profitable growth and prudently returning additional capital to shareholders.

Under the direction of our CEO Paul Manning, we are extending a plan across the Company that has already proven successful in one of our businesses.  Prior to becoming CEO, Paul led the successful execution of this plan in our Color Group, which resulted in 15% compound annual growth in operating profit since 2009 and 2013 operating margins of 21% – the highest level in 10 years.  Our objectives going forward are clear – continue to deliver strong performance in our Color Group and Asia Pacific Group and apply the same principles to increase margins within our Flavors & Fragrances Group.

WE ARE IMPLEMENTING AGGRESSIVE PLANS TO IMPROVE MARGINS,
INCREASE THE COMPANY’S RETURN ON INVESTED CAPITAL, AND DRIVE SHAREHOLDER VALUE

Based on the success achieved in our Color Group, we are taking similar steps to transform our Flavors & Fragrances Group into a provider of sophisticated, high-margin customer solutions.  This includes a strategic shift from basic ingredients to more value-added products.  To this end, we are focused on a specific set of actions to bolster our top line while expanding our margins and increasing our return on invested capital, including:

•	Reducing costs. In 2013, we completed a restructuring program to generate annual savings in excess of $12 million. The program closed six facilities, four of them within the Flavors & Fragrances Group. This restructuring project was completed on time, on budget, and without disrupting business operations. We recently announced a further restructuring effort to generate up to an additional $25 million in annual savings, a substantial portion of which will come from improved efficiencies in the Flavors & Fragrances Group.

•	Aligning with our customers. In 2013, we completed a global realignment of our Flavors & Fragrances Group along three key customer segments – sweet, savory and beverage – to better align our efforts to meet customer needs.

•	Enhancing our capabilities. In connection with our organizational realignment, we have upgraded management talent and moved the US Flavors headquarters to a new state-of-the-art facility in the Chicago suburb of Hoffman Estates. Sensient is well-positioned to grow sales and margins by delivering innovation and capitalizing on the worldwide growth in demand for flavors and fragrances.

•	Establishing incentives to support our plan. We have implemented sales and management incentive plans across the Company to emphasize higher-margin, value-added products and efficient use of capital. These plans are specifically designed to drive improvement in gross margins and returns on capital as well as efficient use of working capital.

By driving shareholder value through these operational improvements, we have enhanced our ability to return capital to shareholders.  We recently announced a 9% increase in our quarterly cash dividend and we have begun to repurchase up to two million shares – approximately 4% of our outstanding shares.  Over the next 12 months, we expect to return approximately $160 million in capital to shareholders on top of the $230 million we have returned over the past five years.

OUR INITIATIVES ARE ALREADY DELIVERING STRONG RESULTS

We are committed to continuing to deliver shareholder value and the results of our efforts are clear:

•	Consistently Strong Financial Performance. Sensient has reported four consecutive years of record revenue and earnings. Since 2009, the Company has grown its adjusted diluted earnings per share (excluding restructuring charges) at a compound annual growth rate of 9%.

•	Track Record of Delivering Value. Sensient’s stock is at an all-time high, having delivered a total return to shareholders over the last 12 months of 44%.

OUR COMMITMENT TO STRONG CORPORATE GOVERNANCE ALIGNS US WITH SHAREHOLDERS

Our commitment to Sensient shareholders extends beyond our improved operating performance and capital allocation.  Sensient’s Board of Directors has a track record of taking actions to align the interests of management with those of its shareholders. Over time, Sensient’s Board has implemented a series of shareholder-friendly measures including the following:

•	Appointed an independent lead director, effective as of our 2014 Annual Meeting of Shareholders.

•	Increased the linkage between compensation and performance, including our recent commitment to the use of performance equity for 100% of executive officer awards going forward.

•	Added a new independent director in 2013.

•	Declassified our board.

•	Eliminated our poison pill.

•	Adopted a director resignation policy for uncontested director elections.

•	Amended director selection criteria to ensure our practice of emphasizing board diversity continues.

OUR HIGHLY QUALIFIED BOARD IS COMMITTED TO INCREASING SHAREHOLDER VALUE

Our strong, independent Board consists of experienced directors who are deeply familiar with the Company’s businesses, are highly qualified to lead the Company in executing its strategic plans and are focused on serving the interests of all of the Company’s shareholders.  Collectively, our Board brings highly relevant experience across many areas, including expertise in food sciences and the food industry more broadly; experience in leading innovative research and development efforts; broad management experience, including leadership of large multinational companies; and deep expertise in finance, accounting and government regulation.  Taken together, the experience and expertise of our Board has been critical to guiding the Company in its current strategy and setting the course for continued and sustainable growth.

FRONTFOUR’S NOMINEES LACK RELEVANT EXPERIENCE AND
THEIR ELECTION WOULD DISRUPT OUR PROGRESS

A hedge fund called FrontFour Capital Group LLC, which has disclosed ownership of approximately 1.5% of Sensient’s outstanding shares, is seeking to elect four of its nominees to Sensient’s Board.  FrontFour has also made a vague call for unidentified cost reductions, but has offered no clear plan for delivering operating improvements at Sensient.  In sharp contrast to Sensient’s highly qualified Board and clearly defined strategy, the FrontFour nominees lack relevant qualifications and expertise.  In addition, we find FrontFour’s critique of Sensient’s track record simplistic and inaccurate.   In our view, FrontFour is promoting short-term actions at the expense of long-term value and the election of their nominees would disrupt the implementation of the Company’s strategy.  Simply put, we believe the FrontFour nominees are not the right choice to guide Sensient in capitalizing on the many opportunities that lie ahead.

Moreover, FrontFour has made no serious attempt to engage in the type of constructive dialogue we have with our shareholders on a regular basis.  At no point prior to their press release on February 19, 2014 did anyone from FrontFour express any unusual level of concern about Sensient’s strategy or direction.  Instead, this "event driven" activist launched a public campaign we believe is designed to disrupt the Company at the expense of our long-term shareholders.

VOTE FOR THE NOMINEES WHO WILL SERVE YOUR INTERESTS

YOUR VOTE IS IMPORTANT – VOTE THE WHITE PROXY CARD TODAY!

Our current Board is committed to serving the interests of all shareholders.  We believe that we have a strong Company with the right leaders to continue to take the right steps to position Sensient for success and drive shareholder value for the long term.

We urge you to vote your WHITE proxy card FOR the Company’s directors today.

Sincerely,

The Board of Directors of Sensient Technologies Corporation

Your Vote Is Important, No Matter How Many Shares You Own.
If you have questions about how to vote your shares on the WHITE proxy card, or need additional assistance, please contact the firm assisting us in the proxy solicitation:

D.F. King & Co., Inc.
Shareholders Call Toll-Free: 1-888-886-4425
Banks and Brokers Call Collect: 1-212-269-5550
Email: sxt@dfking.com

IMPORTANT
WE URGE YOU NOT TO SIGN ANY GREEN PROXY CARD SENT TO YOU BY FRONTFOUR.

FORWARD-LOOKING STATEMENTS

This letter contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management's current assumptions and estimates of future economic circumstances, industry conditions, Company performance and financial results.  A variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this letter and in the Management's Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2013. The forward-looking statements in this letter speak only as to the date of the letter.  Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

ADDITIONAL INFORMATION

In connection with its 2014 Annual Meeting of Shareholders, Sensient has filed a proxy statement and other documents regarding the 2014 Annual Meeting of Shareholders with the Securities and Exchange Commission (“SEC”) and has begun to mail the definitive proxy statement and a proxy card to each shareholder of record entitled to vote at the 2014 Annual Meeting of Shareholders. SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders may obtain the documents free of charge at the SEC’s website, www.sec.gov, from Sensient at its website, www.sensient.com, or by writing to Sensient Technologies Corporation, 777 East Wisconsin Avenue, Milwaukee, WI 53202, Attention: Investor Relations.

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals. The Company's customers include major international manufacturers representing most of the world's best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

CONTACT:
Dick Hobbs
(414) 347-3706